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                                                                   Exhibit 99.10
STATE OF NORTH CAROLINA
CATAWBA COUNTY

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made and entered into as of the 9th day of February, 2000, by and between Gary Abernethy, a citizen and resident of Catawba County, North Carolina (hereinafter "Seller"); and James C. Richardson, Jr., or his assigns, a citizen and resident of Catawba County, North Carolina (hereinafter "Buyer").


                                    RECITALS

         A. Seller is the owner of 31,533 shares of common stock (the "Stock") of Fresh Foods, Inc., (hereinafter the "Corporation"), a corporation organized and existing under the laws of the State of North Carolina, having its principal place of business in Catawba County, North Carolina, and said stock is traded over National Association of Security Dealers Automated Quotation System (NASDAQ) having the symbol "FOOD".

         B. Seller desires to sell all of his stock in the Corporation to Buyer, and Buyer desires to purchase all of Seller's stock in the Corporation pursuant to the terms and provisions hereof.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and for other a good, and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                  SALE OF STOCK

         Seller hereby sells, assigns, transfers and sets over to Buyer 31,533 shares of common stock owned by the Seller in the Corporation. Buyer hereby agrees to purchase the Stock and agrees to pay in consideration thereof the purchase price of Eight Dollars ($8.00) per share, for a total of $252,264.00 (the "Purchase Price"), to be payable as follows:

         1.1 Cash Payment at Closing. Buyer shall deliver the sum of One Hundred Twenty-Six Thousand One Hundred Thirty-Two Dollars ($126,132.00) to Seller at the Closing of the subject transaction.

         1.2 Payment of Balance of Purchase Price after Closing. At the Closing, Buyer shall deliver a Promissory Note to the Seller in the principal amount of the remaining balance of the Purchase Price. Said Promissory Note shall bear interest at the rate of eight (8%) percent per annum. The Buyer shall pay interest payments only on an annual basis on the twelfth
                  (12th) month and the twenty-fourth (24th) month following the Closing. The entire outstanding principal balance and any interest accrued thereon shall be due and payable no later than three (3) years from the date of the Closing. There shall be no prepayment penalty for early payment of all or any part of the amount due. However, if substantially all of the assets of Fresh Foods, Inc., or substantially all of


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                  the voting stock of Fresh Foods, Inc., are sold to a party unrelated to James C. Richardson, Jr., then the entire amount due under the provisions of the Promissory Note shall become due and payable as of the closing of the Fresh Foods sale.


                                   ARTICLE II.
                           DELIVERY OF STOCK IN ESCROW

         2.1 Stock Certificates to Escrow Agent. At the Closing, Seller shall deliver to Charles R. Young, Sr., whose address is 400 Second Avenue NW, Hickory, North Carolina 28601, as "Escrow Agent", free and clear of all encumbrances and restrictions on transfer, all certificates for the shares of Stock sold pursuant to this Agreement, duly endorsed for transfer to Buyer and accompanied by all other documents necessary for an effective transfer.

         2.2 Shares Transferred Directly to Buyer at Closing. At the Closing, 15,757 shares of the Stock shall be conveyed directly to the Buyer.

         2.3 Balance of Shares Delivered Upon Payment of Promissory Note. Upon the payment of the balance of the Purchase Price under the terms of the subject Promissory Note in the principal sum of $126,132.00, on or before the. due date as provided for in the said Promissory Note, the Escrow Agent shall deliver the remaining balance of shares of Stock being sold hereunder, together with the necessary stock transfer stamps duly affixed thereon, and all other documents delivered to the Escrow Agent to effectively transfer such shares, to the Buyer.

         2.4 Escrow Fees. The fees and all other expenses of the Escrow Agent shall be paid by Buyer.

         2.5 Escrow Agreement. At the Closing, the Seller, Buyer and Escrow Agent shall enter into a formal Escrow Agreement containing standards terms and provisions governing the duties and responsibilities of the Escrow Agent.


                                  ARTICLE III.
                                     CLOSING

         The Closing, of the transactions contemplated hereby shall occur on or before February 9, 2000 (the "Closing") at 3:00 P.M. at the law offices of Tate, Young, Morphis, Bach & Taylor, LLP, 400 Second Avenue NW, Hickory, North Carolina, or at such other time and place as the parties may mutually agree upon.


                                   ARTICLE IV.
                       RIGHTS TO SELL STOCK OR ASSIGN DEBT

         James C. Richardson, Jr., shall have the right to sell the subject stock and assign the indebtedness evidenced by the Promissory Note set forth in Paragraph 1.2 hereinabove, provided



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that James C. Richardson, Jr., remains as a Guarantor of payment and performance of the indebtedness and other conditions evidenced by the Promissory Note and the provisions of Paragraph 1.2 are performed.


                                   ARTICLE V.
                             DIVIDENDS DURING ESCROW

         Any and all dividends paid on the Stock held by the Escrow Agent during the term of the subject Promissory Note shall be the property of the Buyer.


                                   ARTICLE VI.
                         REPRESENTATIONS AND WARRANTEES

         Seller represents and warrants as follows:

         (a) Seller is the owner of, free and clear of any liens, encumbrances and charges, and has full power to sell and transfer to Buyer the Stock.

         (b) The sale of the Stock by Seller pursuant to this Agreement is an isolated transaction by the Seller, who does not intend to make any other sales and who has not made any sales or purchases of such stock within the past six months.


                                  ARTICLE VII.
                         DELIVERIES BY SELLER AT CLOSING

         At the Closing, Seller shall deliver the following documents and instruments:

         (a) All stock certificates representing 31,533 shares of common stock owned by Seller in the Corporation. Said certificates shall be endorsed for transfer to Buyer, thereby transferring the subject shares free and clear of any and all liens and encumbrances;

         (b) An Escrow Agreement containing standard terms and provisions governing the duties and responsibilities of the Escrow Agent and the parties with respect to that portion of the Stock being held by the Escrow Agent; and

         (c) Such other documents as may be reasonably necessary in the opinion of Buyer to effectuate the transactions contemplated by this Agreement.


                                  ARTICLE VII.
                         DELIVERIES BY BUYER AT CLOSING

         At the Closing, Buyer shall deliver the following:



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         (a)      The sum of One Hundred Twenty-Six Thousand One Hundred
                  Thirty-Two Dollars ($126,132.00) in cash or certified funds as part of the Purchase Price payable to the Seller;

         (b) The Promissory Note in favor of Seller containing the terms and provisions set forth in Section 1.2 hereof, a provision permitting the Buyer to assign the debt to another, provided the Buyer remains as a guarantor, and other standard and customary terms of such a Promissory Note.

         (c) An escrow agreement containing standard terms and provisions governing the duties and responsibilities of the Escrow Agent and the parties with respect to that portion of the Stock being held by the Escrow Agent; and

         (d) Such other documents as may be reasonably necessary in the opinion of Seller to effectuate the transactions contemplated by this Agreement.


                                   ARTICLE IX.
                            FILINGS AND REGISTRATION

         Buyer agrees to perform and to pay for the costs and expenses required in connection with any filings and registration with the Securities and Exchange Commission, the Corporation, and any and all other entities or agencies required in order to close this transaction.


                                   ARTICLE X.
                                    BROKERAGE

         Buyer and Seller represent that there are no brokerage or other commissions due relative to the sale and transfer of the Stock by Seller to Buyer.


                                   ARTICLE XI.
                                    RELEASES

         (a) Release by Seller. For himself and his affiliates, related parties, heirs, assigns, agents, servants and representatives (the "Abernethy Group"), Seller does hereby release and forever discharge and acquit the affiliates, related parties, employees, officers, directors, shareholders, attorneys, accountants, agents, servants, representatives, successors and assigns of Fresh Foods, Inc. (the "Fresh Foods Entities"), Fresh Foods, Inc., and Buyer, his affiliates, related parties, heirs, assigns, agents, servants and representatives, from any and all claims, demands, actions, rights, causes of action, obligations and liabilities, known and unknown (collectively "Claims") that he or the Abernethy Group or any of them has. could or may have against Fresh Foods, Inc., Fresh Foods Entities and/or Buyer, from the beginning of time to the date of this Agreement, including any and all Claims that have arisen, may have arisen or might arise at any time in the future from the status of any of them as a Company shareholder. Seller represents and warrants to Fresh Foods, Inc. and Buyer that he has not assigned, transferred or



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conveyed in any manner all or any par[ of his Claims against Fresh Foods, Inc., any of the Fresh Foods Entities, or Buyer. Seller further represents and warrants to Fresh Foods, Inc., and Buyer that this Agreement is the legal, valid and binding obligation of himself, enforceable against him accordance with its terms.

         (b) Release by Fresh Foods, Inc. and Buyer. Fresh Foods, Inc. and Buyer do hereby release and forever discharge Seller from any and all Claims that Fresh Foods, Inc. and/or Buyer has or may have against Seller from the beginning of time until the date of this Agreement. Fresh Foods, Inc. and Buyer represent and warrant to Seller that neither Fresh Foods, Inc, the Fresh Foods Entities, nor Buyer have assigned, transferred or conveyed in any manner all of any part of any Claim against Seller. Fresh Foods, Inc., and Buyer further represent and wan-ant to Seller that this Agreement is the legal, valid and binding obligation of Fresh Foods, Inc., and Buyer, enforceable against Fresh Foods, Inc. and Buyer in accordance with its terms.

         (c) Fresh Foods, Inc. Securities. Seller represents and warrants to Fresh Foods, Inc. and Buyer that, other than the shares of Fresh Foods, Inc., common stock that he has unconditionally contracted to sell to Buyer, he does not own any shares of common stock or other securities issued by Fresh Foods, Inc. Except in the event of default by Buyer, Seller covenants and agrees with Fresh Foods, Inc. that he will not at any time hereafter purchase or otherwise acquire (so as to beneficiarily own) any security issued by Fresh Foods, Inc. The Seller's wife is the owner of over 500 shares of Fresh Foods, Inc. stock, which is not being sold.

         (d) Fresh Foods a Beneficiary. Fresh Foods, Inc. is a third party beneficiary of the provisions of this Article and Seller acknowledges that the provisions herein in favor of Fresh .Foods, Inc., were a material inducement to Buyer entering into this Agreement and that the Seller has received adequate and sufficient le-a] consideration therefor.


                                  ARTICLE XII.
                                ENTIRE AGREEMENT

         This Agreement sets forth and contains the entire agreement between the Buyer and Seller with respect to the subject stock, and will not be modified or terminated except by agreement in writing executed by both parties.


                                  ARTICLE XIII.
                                  GOVERNING LAW

         This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina.



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         IN WITNESS WHEREOF, the parties hereby have executed this Stock
Purchase Agreement by affixing their hands and seals hereto on the date first above written.


                                     SELLER:


                                     /s/ Gary Abernethy                   (SEAL)
                                     -------------------------------------
                                     Gary Abernethy


                                     BUYER:


                                     /s/ James C. Richardson, Jr.         (SEAL)
                                     -------------------------------------
                                     James C. Richardson, Jr.


                                     FRESH FOODS, INC. (*)


                                     By: /s/ David R. Clark
                                         ---------------------------------
                                         David R. Clark, Vice-Chairman

                           (*) Fresh Foods, Inc. is a party to this agreement for the purposes of Article XI and for no other purpose.



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